MTBC Announces Closing of $2.3 Million Registered Direct Offering Priced At-The-Market

SOMERSET, N.J. May 16, 2017 (Marketwired) -- MTBC (Nasdaq: MTBC) (Nasdaq: MTBCP) a leading provider of proprietary, cloud-based electronic health records, practice management and mHealth solutions, today announced the closing on May 15, 2017, of a registered direct offering of its common stock priced at-the-market with gross proceeds of $2.3 million.

In connection with the offering, MTBC issued 1,000,000 registered shares of common stock to a healthcare institutional investor at a purchase price of $2.30 per share. Concurrently in a private placement, MTBC issued warrants to purchase up to 2,000,000 shares of its common stock, with an exercise price of $5.00 per share, which are exercisable through May 15, 2018 for potential gross proceeds of up to $10 million.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC, acted as the exclusive placement agent in connection with the offering.

In connection with the offering, the Company has filed a prospectus supplement and an accompanying prospectus both of which are available on the SEC’s website at http://www.sec.gov and may also be obtained from H.C. Wainwright & Co., LLC, by emailing placements@hcwco.com or by calling 646-975-6996.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About MTBC

MTBC is a healthcare information technology company that provides a fully integrated suite of proprietary web-based solutions, together with related business services, to healthcare providers throughout the United States. Our integrated Software-as-a-Service (SaaS) platform helps our customers increase revenues, streamline workflows and make better business and clinical decisions, while reducing administrative burdens and operating costs. MTBC’s common stock trades on the NASDAQ Capital Market under the ticker symbol “MTBC,” and its Series A Preferred Stock trades on the NASDAQ Capital Market under the ticker symbol “MTBCP.”

For additional information, please visit our website at www.mtbc.com.

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SOURCE MTBC

Company and Investor Contact:
Bill Korn
Chief Financial Officer
Medical Transcription Billing, Corp.
bkorn@mtbc.com
732-873-5133